Neah Power Systems Hires Branding Agency

Neah Power engages branding agency Hitman Inc to help launch new products and take advantage of emerging opportunities

BOTHELL, WA

October 16, 2013

Washington-based Neah Power Systems (NPWZ.OB) has finalized an agreement with Hitman Inc, a strategic branding agency, to help launch several new products, and take advantage of emerging opportunities around the globe. “It is the right time,” said Chris D’Couto, CEO of Neah Power. “We have some real breakthrough ideas that are coming to market, and investing in the way we share these new products is more important than ever. We want to make sure we stand out in the market.”

Hitman Inc has been tasked with developing key new brands inside Neah Power, as well as crafting marketing strategies and implementing redesigns of the brand company-wide. They will also help optimize new opportunities in emerging markets. “We work 100% by referral,” said Steve Brazell, Founder of Hitman Inc. “We only take on companies where we feel we can make a substantial impact and measurably grow company value. Neah Power is a diamond in the rough, bursting at the seams with cool new products and technology that is in high-demand. We are going to help them tell that story better and engage with markets and customers around the world.”

Neah Power will be unveiling new product announcements and brand initiatives over the next several weeks.

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About Neah Power

Neah Power Systems, Inc., (NPWZ.OB) is an innovator of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patent-pending micro fuel cells that enable higher power densities in compact form-factors at a lower cost, and that run in aerobic and anaerobic modes. Neah Power was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award. Contact Neah Power at (425) 424.3324 ext108 or info@NeahPower.com

About Hitman Inc

Founded in 1994, Hitman Inc is a boutique branding agency that helps Fortune 500s, start-ups, small caps, and celebrities differentiate, focus and tell their brand stories better to gain a true competitive advantage in hyper-competitive markets. More at www.YourHitman.com

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2012 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2013 for a discussion of such risks, uncertainties and other factors.

Media Contact:

Heather Bledsoe

Hitman, Inc. | (212) 300.6026